UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2012

INVENSENSE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35269	01-0789977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1197 Borregas Avenue Sunnyvale, California		94089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 988-7339

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 24, 2012, Steven Nasiri, founder of InvenSense Inc. (the “Company”), stepped down as Chief Executive Officer, President and Secretary of the Company, and Behrooz Abdi, a director of the Company, was appointed as Chief Executive Officer and President. Mr. Nasiri will serve as Technical Advisor to the Company through the end of the calendar year to provide for an orderly transition, and he also continues to serve on the Company’s Board of Directors.

Mr. Abdi, age 50, has served on the Company’s Board of Directors since June 2011 and has worked extensively with the Board of Directors and the Company for the past 15 months. Prior to accepting the role as Chief Executive Officer and President of the Company, Mr. Abdi was an Executive Vice President and General Manager for NetLogic Microsystems, Inc., a leader in intelligent semiconductor solutions for the internet, since November 2009. Mr. Abdi served as the President and Chief Executive Officer of RMI Corporation (also known as Raza Microelectronics Inc.), a fabless semiconductor company, from November 2007 to October 2009. He served as Senior Vice President and General Manager of CDMA Technologies (QCT) at Qualcomm, Inc., a provider of wireless technology and services, from March 2004 to November 2007. Prior to joining Qualcomm, he held leadership and engineering positions at Motorola, Inc. where he served as Vice President and General Manager for Motorola’s radio products division, in charge of RF and mixed signal ICs for the wireless mobile market. He currently is a director at Tabula, Inc. and Exar Corporation. Mr. Abdi holds a B.S. from Montana State University and an M.S. from the Georgia Institute of Technology, both in Electrical Engineering.

In connection with Mr. Abdi’s appointment, the Company and Mr. Abdi entered into an employment agreement and an executive change in control and severance agreement, each dated October 23, 2012. Pursuant to the employment agreement, Mr. Abdi will receive an annual base salary of $400,000 per year, he will earn an annual performance bonus of $100,000, if bonuses are otherwise paid under the Company’s executive bonus plan for 2013, and he will participate in the future in any other bonus or similar plan for executive officers of the Company adopted by the Company’s Board of Directors.

In addition, under the employment agreement, Mr. Abdi was granted: (i) an option to purchase 829,540 shares of the Company’s common stock, at an exercise price equal to $11.56 per share, the closing price of the Company’s common stock on October 24, 2012, with one quarter of the shares subject to the option vesting on the one year anniversary of Mr. Abdi’s employment with the Company and the remaining shares vesting in equal monthly installments over the three years thereafter; (ii) an option to purchase 622,155 shares of the Company’s common stock, at an exercise price equal to $11.56 per share, with shares subject to the option vesting ratably at a rate of 1/48th per month after commencement of vesting, and vesting commencing for such shares in even thirds of 207,385 shares upon the closing price of the Company’s publicly traded stock equaling or exceeding $15.00, $17.50 and $20.00, respectively, for periods of 20 consecutive trading days; and (iii) 414,770 shares of restricted common stock of the Company, with one quarter of the shares vesting on the one year anniversary of Mr. Abdi’s employment with the Company and the remaining shares vesting in equal monthly installments over the three years thereafter. In consideration for the Company’s entering into the employment agreement, Mr. Abdi agreed that no additional shares would vest under existing options granted to him in his capacity as a non-employee member of the Company’s Board of Directors covering an aggregate of 90,000 shares of the company’s common stock (that portion of these options which has already vested represents an option to purchase 28,125 shares for $7.32 per share).

Under the executive change in control and severance agreement, if Mr. Abdi resigns for good reason or is terminated without cause not in connection with a change in control of the Company, he is entitled to: (i) a severance payment equal to 16 months of his then-current base salary; (ii) a bonus payment equal to his target bonus amount for the prior fiscal year (or, if no such prior year target annual bonus has been established, for the current fiscal year); and (iii) a payment of 18 months of continued medical insurance premiums under COBRA, each of which shall be paid in single lump-sum amounts, subject to applicable withholding taxes. In addition, Mr. Abdi’s then-outstanding equity awards that have commenced vesting in accordance with their terms will vest in the additional portion that would have vested had Mr. Abdi’s service with the Company continued for an additional 12 months after the date of termination (but without giving effect to any change in the trading price of the Company’s common stock following the date of termination).

In addition, if he resigns for good reason or is terminated without cause within 90 days before or 18 months following a change in control of the Company, Mr. Abdi is entitled to: (i) a severance payment equal to 18 months of the greater of his then-current base salary or his base salary as in effect immediately prior to the change in control; (ii) a bonus payment equal to 150% of the weighted average of his target bonus amount for the year in which his termination occurs and for the bonus amount paid to him for the year prior to the year in which his termination occurs; and (iii) a payment of 18 months of continued medical insurance premiums under COBRA, each of which shall be paid in single lump-sum amounts, subject to applicable withholding taxes. In addition, 100% of Mr. Abdi’s then-outstanding equity awards that have commenced vesting in accordance with their terms will become vested (as if, with respect to equity awards the vesting of which is conditioned on the achievement by the Company of any common stock trading price, the Company’s common stock’s price had closed for 20 consecutive trading days at the price per share paid in the change in control), all restrictions and repurchase rights will lapse, and all performance goals or other criteria will be deemed achieved at target levels and all other terms and condition met.

Without regard to whether Mr. Abdi is terminated or resigns, upon a change in control of the Company, 100% of Mr. Abdi’s then-outstanding equity awards that are not assumed or replaced upon the change in control and that have commenced vesting in accordance with their terms will become vested (as if, with respect to equity awards the vesting of which is conditioned on the achievement by the Company of any common stock trading price, the Company’s common stock’s price had closed for 20 consecutive trading days at the price per share paid in the change in control).

Mr. Abdi’s entitlement to the above severance amounts and acceleration of vesting are subject to his execution of a release of claims in favor of the Company, and these amounts will be reduced to the extent that is necessary to result in no portion of such benefits being subject to excise tax under Internal Revenue Code Section 4999. Mr. Abdi also has signed and agreed to be bound by the terms of the Company’s employee proprietary information agreement.

There is no family relationship between Mr. Abdi and any director or executive officer and, outside of his employment relationship, he is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Mr. Nasiri and the Company entered into a transition and release agreement, dated October 23, 2012, under which Mr. Nasiri will continue to be employed as Technical Advisor to the Company through December 31, 2012 to provide transitional support to the Chief Executive Officer of the Company and other members of management. Pursuant to the agreement, 150,000 unvested shares of common stock subject to outstanding options held by Mr. Nasiri were immediately vested, and Mr. Nasiri will continue to receive his current base salary and will continue to vest in his existing options through the term of the agreement.

In addition, in satisfaction of obligations under Mr. Nasiri’s change in control and severance agreement with the Company, the Company agreed to (i) a payment to Mr. Nasiri of $300,000 in respect of his annual bonus, paid in a lump sum after Mr. Nasiri’s termination, (ii) an additional severance payment of $500,000, paid in the form of salary continuation for 16 months after Mr. Nasiri’s termination, and (iii) a payment of 18 months of continued medical insurance premiums under COBRA following Mr. Nasiri’s termination. In connection with the above severance amounts, and pursuant to the terms of his executive employment agreement with the Company, Mr. Nasiri agreed to a release of claims in favor of the Company.

The foregoing summary of the terms of the agreements entered into with Mr. Abdi and Mr. Nasiri does not purport to be complete and is qualified in its entirety by the employment agreement, the executive change in control and severance agreement and the transition and release agreement attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of October 23, 2012, by and between Behrooz Abdi and Invensense, Inc.

10.2	Executive Change in Control and Severance Agreement, dated as of October 23, 2012, by and between Behrooz Abdi and Invensense, Inc.

10.3	Transition and Release Agreement, dated as of October 23, 2012, by and between Steven Nasiri and Invensense, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InvenSense, Inc.

Date: October 25, 2012	/s/ Alan Krock
Alan Krock Vice President, Chief Financial Officer